Exhibit 99.1

ESQUIRE FINANCIAL HOLDINGS, INC.

REPORTS FIRST QUARTER 2021 RESULTS

Strong Loan, Deposit, and Payment Processing Growth Drive Record Revenue and Earnings

Jericho, NY – April 26, 2021 – Esquire Financial Holdings, Inc. (NASDAQ: ESQ) (the “Company”), the financial holding company for Esquire Bank, National Association (“Esquire Bank”), today announced its operating results for the first quarter of 2021. Significant achievements during the current quarter when compared to the fourth quarter 2020 (“linked quarter”) include:

●	Net income increased to $4.2 million, or $0.53 per diluted share, as compared to $3.9 million, or $0.51 per diluted share on a linked quarter basis. Net income and diluted earnings per share were $2.6 million and $0.33, respectively, for the first quarter of 2020.

●	Industry leading returns on average assets and common equity of 1.81% and 13.30%, respectively, as compared to 1.70% and 12.54% on a linked quarter basis while maintaining a strong net interest margin of 4.50%.

●	Total assets increased $61.6 million, or 27% annualized, to $998.3 million on a linked quarter basis.

●	Deposits increased $55.6 million, or 28% annualized, to $859.7 million on a linked quarter basis, primarily driven by commercial deposits, with a cost of funds of 0.10% (including demand deposits). Demand deposits, totaling $408.4 million, represent 48% of total deposits while off-balance sheet sweep funds totaled $515 million at quarter end, demonstrating the continued strength of our branchless business model.

●	Loans increased $30.4 million, or 18% annualized, to $702.9 million on a linked quarter basis and $112.5 million, or 19%, from the first quarter of 2020 primarily due to growth in our commercial and multifamily loan portfolios.

●	Payment processing (merchant) fee income increased 17.5% to $5.4 million on a linked quarter basis as we continued to expand merchant relationships and processing volumes. Total non-interest income represented 35% of total revenue in the current quarter. Excluding independent sales organization (“ISO”) early termination fees totaling $500 thousand in the current quarter, payment processing fee income increased 6.5% on a linked quarter basis and represented 32% of total revenue.
●	Continued solid asset quality metrics with nonperforming loans to total loans of 0.43% and a reserve for loan losses to total loans of 1.88% as we prudently increased our provision for loan losses, partially offset by the effects of our ISO early termination fees. Excluding SBA guaranteed PPP loans totaling $31.7 million, our reserve for loan losses to total loans was 1.96%.
●	We recently signed an exclusive agreement with InComm Payments, a global leading payments technology company, to offer prepaid card services under the Serve® brand for Social Security Disability Insurance (“SSDI”) payments, offering the Serve® Card issued by American Express. InComm became the exclusive distributor of American Express’s prepaid reloadable cards when they acquired the Serve® technology platform in 2018.
●	We recently launched our innovative digital technologies to support seamless communication in our national verticals, significantly enhancing our multimedia digital marketing capabilities, as well as streamlining our online functionality and associated application processes.
●	Esquire Bank remains well above the bank regulatory “Well Capitalized” standards.

“We continue to innovate and evolve, recently coupling our unique business verticals with our exclusive InComm prepaid card offering in the SSDI claimant space,” stated Tony Coelho, Chairman of the Board. “This agreement represents a clear entry point for our Company to offer the litigation market financial solutions for the underserved consumers in SSDI settlements.”

“Leveraging our recently deployed digital assets, we now reach more potential clients over a single week than we previously reached over any given year,” stated Andrew C. Sagliocca, President and Chief Executive Officer. “Our thought leadership and digital innovation in both the litigation and payment processing verticals will continue to revolutionize our Company, transforming us into a leading financial and technology provider in both market verticals on a national basis.”

First Quarter Earnings

Net income for the quarter ended March 31, 2021 was $4.2 million, or $0.53 per diluted share, compared to $2.6 million, or $0.33 per diluted share for the same period in 2020. Returns on average assets and common equity for the current quarter were 1.81% and 13.30%, respectively, compared to 1.28% and 9.22% for the same period of 2020.

Net interest income for the first quarter of 2021 increased $874 thousand, or 9.5%, to $10.1 million, due to growth in average interest earning assets totaling $122.2 million, or 15.6%, to $906.1 million when compared to the same period in 2020. Our net interest margin decreased 21 basis points to 4.50% for the first quarter of 2021 compared to 4.71% for the same period in 2020 primarily due to the historically low interest rate environment and its negative effects on securities, interest earning cash and other short-term investment yields.  Further, declines in loan yields were primarily offset by rate reductions on deposits as part of the Company’s overall asset/liability management strategy. Average loans in the quarter increased $118.2 million, or 21.1%, to $677.5 million when compared to the first quarter of 2020 with growth in our commercial, multifamily, and commercial real estate loan portfolios. Our loan-to-deposit ratio was 81.8% with loan growth funded by low-cost deposits.

The provision for loan losses was $1.8 million for the first quarter of 2021, a $100 thousand decrease from the same period in 2020. The first quarter 2021 provision for loan losses was driven by a prudent increase in the general reserve attributable to growth in our loan portfolio and the inherent credit risk associated with the ongoing COVID-19 pandemic.  As previously disclosed, we also believe the $24.1 million legacy NFL portfolio’s duration has extended as a result of revisions to various claims administration protocols surrounding potential claims of fraud and the ongoing effects of the pandemic coupled with revised qualifying physician requirements. We ceased originating these loans in 2017. As of March 31, 2021, Esquire had nonperforming loans to total loans of 0.43%, an allowance to nonperforming loans of 441% and an allowance to loans of 1.88%.

Noninterest income increased $2.3 million, or 75.1%, to $5.5 million for the first quarter of 2021 as compared to the first quarter of 2020. Our payment processing platform experienced strong growth as fee income increased $2.4 million, or 81.7%, to $5.4 million compared to the same period in 2020. The current quarter includes certain ISO early termination fees totaling $500 thousand and we do not believe these ISOs will negatively impact our future growth. The remaining increase of $1.9 million, or 64.7%, in payment processing fee income was due to the continued expansion of our sales channels through ISOs, increased number of merchants, volume increases and increased fee allocation arrangements as we continue to focus on prudently growing this source of stable fee income. Our payment processing volumes increased $1.8 billion, or 37%, to $4.9 billion for the quarter ended March 31, 2021 as compared to the same period in 2020. Other noninterest income declined by $71 thousand compared to the same period in 2020 due to declines in administrative service payment (“ASP”) fee income. Our ASP fee income is impacted by the volume and duration of off-balance sheet funds and short-term interest rates. Off-balance sheet sweep funds totaled $515 million at quarter end, demonstrating the continued strength of our branchless core business model.

Noninterest expense increased $1.3 million, or 19.3%, to $8.2 million for the first quarter of 2021 as compared to the same period in 2020. This increase was primarily driven by increases in employee compensation and benefits, advertising and marketing, occupancy and equipment and data processing costs, partially offset by a decrease in travel and sales related costs. Employee compensation and benefits costs increased $1.0 million, or 25.6%, due to increases in staffing of 21% to support our investment in digital platforms and related sales/marketing divisions, and the impact of salary and stock-based compensation increases. Advertising and marketing costs increased $256 thousand as we commence our new digital marketing efforts and thought leadership in our national verticals, leveraging our investment in digital assets and new Esquire brand. Occupancy and equipment costs increased $153 thousand, or 28.0%, primarily due to amortization of our investments in internally developed software to support our new digital platform, precautionary office cleaning costs related to COVID-19 and additional office space to support our continued growth. Data processing costs increased $122 thousand, or 16.7%, due to increased processing volume, primarily driven by our core banking platform, and additional costs related to our technology implementations. Travel and sales related costs decreased $88 thousand, or 69.3%, due to a freeze on travel and a transition to webcast-based business development and digital marketing. We believe that our presence at industry events, including state and national trial associations, should commence in 2021 as vaccination levels increase in the United States and state mandated closures begin to relax. Coupling this with our digital assets and marketing efforts should continue to positively affect our growth in both our litigation and payment processing verticals in the future.

The Company’s efficiency ratio was 52.8% for the three months ended March 31, 2021 as compared to 55.8% for the same period in 2020. Excluding the ISO early termination fees of $500 thousand, our efficiency ratio would have been 54.5%.

The effective tax rate decreased to approximately 24.5% for the first quarter of 2021, as compared to 26.5% for the same period in 2020, due to certain discrete tax benefits related to share based compensation.

Asset Quality

Nonperforming assets, totaling $3.0 million, consisted of several nonaccrual NFL consumer post settlement loans and one multifamily loan. As of March 31, 2021, nonperforming assets as a percentage of total loans and total assets were 0.43% and 0.30%, respectively, and our coverage ratio was 441%. As of March 31, 2021, the allowance for loan losses was $13.2 million, or 1.88% of total loans, as compared to $8.9 million, or 1.50% of total loans at March 31, 2020. Excluding SBA guaranteed PPP loans totaling $31.7 million, our allowance for loan losses to total loans was 1.96%.

Balance Sheet

At March 31, 2021, total assets were $998.3 million, reflecting a $176.8 million, or 21.5% increase from March 31, 2020. This increase is attributable to increases in loans totaling $112.5 million, or 19.0%, to $702.9 million, primarily driven by attorney commercial and multifamily loans, funded with low-cost deposits. Commencing in the fourth quarter of 2020, we invested excess deposit funds in reverse repurchase agreements, collateralized by GNMA eligible mortgage loans, which totaled $50.5 million at March 31, 2021. Our available-for-sale securities portfolio decreased $6.5 million, or 4.7%, to $131.6 million as compared to March 31, 2020 primarily due to accelerated prepayments due to the prolonged low interest rate environment, net of purchases totaling $33.6 million.

The following table provides information regarding the composition of our loan portfolio for the periods presented:

	At March 31,		At December 31,		At March 31,
	2021		2020		2020
	Amount	Percent	Amount	Percent	Amount	Percent

	(Dollars in thousands)
Real estate:
1 – 4 family	$45,356	6.44%	$48,433	7.20%	$51,738	8.77%
Multifamily	192,325	27.32	169,817	25.24	147,333	24.96
Commercial real estate	54,458	7.74	54,717	8.13	51,126	8.67
Construction	—	—	—	—	—	—
Total real estate	292,139	41.50	272,967	40.57	250,197	42.40
Commercial	376,666	53.50	358,410	53.28	292,343	49.55
Consumer	35,191	5.00	41,362	6.15	47,479	8.05
Total Loans	$703,996	100.00%	$672,739	100.00%	$590,019	100.00%
Deferred loan fees and unearned premiums, net	(1,131)		(318)		378
Allowance for loan losses	(13,181)		(11,402)		(8,878)
Loans, net	$689,684		$661,019		$581,519

Total deposits were $859.7 million as of March 31, 2021, a $161.8 million, or 23.2%, increase from March 31, 2020. This was primarily due to a $147.4 million, or 56.5%, increase in noninterest bearing demand deposits to $408.4 million, a $23.0 million, or 5.5%, increase in Savings, NOW and Money Market deposits to $440.2 million, offset by a $8.6 million, or 43.8%, decrease in time deposits. The net increase in deposits was primarily driven by commercial and escrow low-cost deposits from our litigation and small business platforms.  Off-balance sheet sweep funds total $515 million at quarter end.  Our deposit growth, and our off-balance sheet funds, continue to demonstrate the strength of our unique branchless and low-cost funding model.

Stockholders’ equity increased $14.4 million to $129.3 million as of March 31, 2021 compared to March 31, 2020. Esquire Bank remains well above bank regulatory “Well Capitalized” standards.

COVID-19 Pandemic

We implemented a customer payment deferral program (principal and interest) to assist business borrowers and certain consumers that may be experiencing financial hardship due to COVID-19 related challenges. These loans will continue to accrue interest during the deferral period unless otherwise classified as nonaccrual. Consistent with the CARES Act and regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. There were no delinquent loans upon adoption of our payment deferral program. The following table provides information regarding payment deferral loans.

	As of April 1, 2021
			Weighted Average	Weighted Average
	Number of	Loan	Debt Service	Loan to
	Borrowers	Balance	Coverage	Value Ratio

	(Dollars in thousands)
1 – 4 family	2	$8,415	1.39x	70%
Multifamily	1	4,244	1.27x	61
Commercial real estate	1	3,701	1.16x	64
Total	4	$16,360

From a payment processing perspective, we have taken action to identify and assess our COVID-19 related credit exposure, primarily defined as merchant returns and chargebacks, by merchant industry type and category. These industry types include, but are not limited to, restaurants, hospitality, travel, and entertainment. We have also assessed the level and adequacy of our ISO and merchant reserves held on deposit at Esquire Bank. Currently, based on our assessments, we have not identified any elevated credit risk in these affected industry types and other categories and our return and chargeback ratios remain relatively consistent with pre-COVID-19 levels.

The COVID-19 pandemic may continue to impact our financial results and demand for our products and services in 2021 and potentially beyond. The short and long-term implications of this healthcare and economic crisis may continue to affect our revenues, earnings results, allowance for loan losses, capital reserves, and liquidity in the future.

About Esquire Financial Holdings, Inc.

Esquire Financial Holdings, Inc. is a financial holding company headquartered in Jericho, New York, with one branch office in Jericho, New York and an administrative office in Boca Raton, Florida. Its wholly-owned subsidiary, Esquire Bank, National Association, is a full-service commercial bank dedicated to serving the financial needs of the litigation industry and small businesses nationally, as well as commercial and retail customers in the New York metropolitan area. The bank offers tailored financial and payment processing solutions to the litigation community and their clients as well as dynamic and flexible payment processing solutions to small business owners. For more information, visit www.esquirebank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” relating to future results of the Company. Forward-looking statements are subject to many risks and uncertainties, including, but not limited to: changes in business plans as circumstances warrant; changes in general economic, business and political conditions, including changes in the financial markets; and other risks detailed in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements included in this press release are not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “expect,” “attribute,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “goal,” “target,” “outlook,” “aim,” “would,” “annualized” and “outlook,” or similar terminology. Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially remain reopened, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may continue to decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; and our cyber security risks are increased as the result of an increase in the number of employees working remotely. Any forward-looking statements presented herein are made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as may be required by law.

Contact Information:

Eric S. Bader

Executive Vice President and Chief Operating Officer

Esquire Financial Holdings, Inc.

(516) 535-2002

eric.bader@esqbank.com

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Statement of Condition (unaudited)

(dollars in thousands except per share data)

	March 31,	December 31,	March 31,
	2021	2020	2020
ASSETS
Cash and cash equivalents	$87,893	$65,185	$70,379
Securities purchased under agreements to resell, at cost	50,501	51,726	—
Securities available for sale, at fair value	131,595	117,655	138,125
Securities, restricted at cost	2,694	2,694	2,665
Loans	702,865	672,421	590,397
Less: allowance for loan losses	(13,181)	(11,402)	(8,878)
Loans, net of allowance	689,684	661,019	581,519
Premises and equipment, net	2,946	3,017	2,913
Other assets	32,969	35,418	25,879
Total Assets	$998,282	$936,714	$821,480

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	$408,411	$351,692	$260,994
Savings, NOW and money market deposits	440,192	441,160	417,144
Certificates of deposit	11,058	11,202	19,692
Total deposits	859,661	804,054	697,830
Other liabilities	9,355	6,584	8,765
Total liabilities	869,016	810,638	706,595
Total stockholders' equity	129,266	126,076	114,885
Total Liabilities and Stockholders' Equity	$998,282	$936,714	$821,480

Selected Financial Data
Common shares outstanding	7,829,815	7,793,482	7,669,440
Book value per share	$16.51	$16.18	$14.98
Equity to assets	12.95%	13.46%	13.99%

Capital Ratios (1)
Tier 1 leverage ratio	12.46%	12.51%	12.42%
Common equity tier 1 capital ratio	15.48%	15.44%	15.73%
Tier 1 capital ratio	15.48%	15.44%	15.73%
Total capital ratio	16.74%	16.69%	16.98%

Asset Quality
Nonaccrual loans	$2,992	$2,303	$750

Allowance for loan losses to total loans	1.88%	1.70%	1.50%
Nonperforming loans to total loans	0.43%	0.34%	0.13%
Nonperforming assets to total assets	0.30%	0.25%	0.09%
Allowance to nonperforming loans	441%	495%	1,184%

(1) Regulatory capital ratios presented on bank-only basis.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Income Statement (unaudited)

(dollars in thousands except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Interest income	$10,248	$10,094	$9,573
Interest expense	195	213	394
Net interest income	10,053	9,881	9,179
Provision for loan losses	1,800	1,550	1,900
Net interest income after provision for loan losses	8,253	8,331	7,279

Noninterest income:
Payment processing fees	5,370	4,572	2,956
Other noninterest income	94	116	165
Total noninterest income	5,464	4,688	3,121

Noninterest expense:
Employee compensation and benefits	4,996	4,424	3,978
Other expenses	3,192	3,314	2,888
Total noninterest expense	8,188	7,738	6,866
Income before income taxes	5,529	5,281	3,534
Income taxes	1,355	1,399	937
Net income	$4,174	$3,882	$2,597

Earnings Per Share
Basic	$0.56	$0.52	$0.35
Diluted	$0.53	$0.51	$0.33

Selected Financial Data
Return on average assets	1.81%	1.70%	1.28%
Return on average equity	13.30%	12.54%	9.22%
Net interest margin	4.50%	4.49%	4.71%
Efficiency ratio (1)	52.8%	53.1%	55.8%

(1) Efficiency ratio represents noninterest expenses divided by the sum of net interest income plus noninterest income.

ESQUIRE FINANCIAL HOLDINGS, INC.

Condensed Consolidated Average Balance Sheets and Average Yield/Cost (unaudited)

(dollars in thousands)

	For the Three Months Ended March 31,
	2021			2020
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
INTEREST EARNING ASSETS
Loans	$677,531	$9,579	5.73%	$559,337	$8,441	6.07%
Securities, includes restricted stock	119,829	468	1.58%	144,099	886	2.47%
Securities purchased under agreements to resell	51,446	161	1.27%	—	—	—%
Interest earning cash and other	57,284	40	0.28%	80,442	246	1.23%
Total interest earning assets	906,090	10,248	4.59%	783,878	9,573	4.91%

NONINTEREST EARNING ASSETS	30,807			34,727

TOTAL AVERAGE ASSETS	$936,897			$818,605

INTEREST BEARING LIABILITIES

Savings, NOW, Money Market deposits	$402,776	$174	0.18%	$432,824	$297	0.28%
Time deposits	11,189	20	0.72%	19,695	96	1.96%
Total interest bearing deposits	413,965	194	0.19%	452,519	393	0.35%
Short-term borrowings	1	—	—%	4	—	—%
Secured borrowings	49	1	8.28%	86	1	4.68%
Total interest bearing liabilities	414,015	195	0.19%	452,609	394	0.35%

NONINTEREST BEARING LIABILITIES
Demand deposits	386,826			244,391
Other liabilities	8,762			8,307
Total noninterest bearing liabilities	395,588			252,698
Stockholders' equity	127,294			113,298

TOTAL AVG. LIABILITIES AND EQUITY	$936,897			$818,605
Net interest income		$10,053			$9,179
Net interest spread			4.40%			4.56%
Net interest margin			4.50%			4.71%